Exhibit 99.1
Post Holdings Reports
Results for the Fourth Quarter and Fiscal Year 2014
St. Louis, Missouri - November 24, 2014 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth quarter and fiscal year ended September 30, 2014.
Highlights:

•	Adjusted EBITDA for the quarter of $137.3 million

•	Adjusted EBITDA for the fiscal year of $344.5 million

•	Net sales for the quarter of $1,043.1 million

•	Net sales for the fiscal year of $2,411.1 million
In fiscal 2014, Post operated five reportable segments: Post Foods, Michael Foods, Active Nutrition, Private Brands and Attune Foods. Results include four acquisitions completed in fiscal 2014 and three acquisitions completed in fiscal 2013. As a result, fourth quarter of fiscal 2013, fiscal 2013 and fiscal 2014 each include partial period results. Acquisitions, as referred to throughout this release, is defined as the entire results of the Michael Foods, Active Nutrition, Private Brands and Attune Foods segments. Each acquired business is included in results as of its respective closing date as listed below:

Business	Segment	Acquisition Date
Attune Foods	Attune Foods	December 31, 2012
May 2013 Attune Foods	Attune Foods	May 28, 2013
Premier Nutrition	Active Nutrition	September 1, 2013
Dakota Growers Pasta Company	Private Brands	January 1, 2014
Golden Boy Foods	Private Brands	February 1, 2014
Dymatize Enterprises	Active Nutrition	February 1, 2014
Michael Foods	Michael Foods	June 2, 2014
Fourth Quarter Consolidated Operating Results
Fourth quarter net sales were $1,043.1 million, an increase of $751.4 million, or 257.6%, compared to prior year. Acquisitions contributed $794.6 million to consolidated net sales.
Gross profit increased $116.2 million to $228.7 million for the fourth quarter compared to the prior year. This included $127.0 million in gross profit from acquisitions, after incorporating the negative impact of inventory adjustments of $1.1 million resulting from acquisition accounting.
Selling, general and administrative (SG&A) expenses for the fourth quarter increased $58.5 million to $137.9 million compared to the prior year. SG&A was 13.2% of net sales and included $64.9 million of SG&A from acquisitions. Fourth quarter 2014 SG&A included $2.4 million of acquisition related transaction expenses, $1.4 million of which was related to announced transactions.
Adjusted EBITDA was $137.3 million for the fourth quarter, up $80.1 million compared to the prior year. Fourth quarter 2014 included $87.7 million from acquisitions.
Non-cash goodwill and intangible asset impairment charges of $295.6 million were recorded in the fourth quarter of 2014 within the Post Foods and Active Nutrition segments. Post Foods recognized charges of $264.3 million primarily as a result of the acceleration of declines within the branded ready-to-eat (RTE) cereal category. Additionally, the expectation is that revenue and profit growth for Post Foods will be challenged in the medium to long-term. Active Nutrition recognized charges of $31.3 million resulting from reduced near-term profitability related to supply chain disruptions at Dymatize and incremental remediation expenses. Post remains confident in the long-term growth opportunities for the active nutrition business given the attractive growth dynamics of the global category in the upcoming years.

Other expense, net was $28.7 million for the fourth quarter, primarily driven by mark to market adjustments on interest rate swaps.
For the fourth quarter, the net loss attributable to common stockholders was ($291.7) million, or ($5.86) per diluted common share. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the quarter were $6.9 million and $0.13, respectively. Weighted-average diluted common shares outstanding increased to 49.8 million shares for fourth quarter 2014 compared to 32.7 million for the prior year quarter. The increase resulted from issuances in fiscal 2014 of an additional 12.1 million shares of common stock and 4.9 million shares related to the Company’s tangible equity units, which are calculated on an “if-converted” basis.
Fiscal Year 2014 Consolidated Operating Results
Net sales for fiscal year 2014 were $2,411.1 million, an increase of $1,377.0 million, or 133.2%, over the prior year. Acquisitions contributed $1,448.0 million to consolidated net sales.
Gross profit increased $196.3 million to $621.2 million compared to the prior year. Fiscal year 2014 included $227.5 million in gross profit from acquisitions, after incorporating the negative impact of inventory adjustments of $26.1 million resulting from acquisition accounting.
SG&A expenses increased $150.1 million to $444.4 million compared to the prior year and were 18.4% of net sales. SG&A from acquisitions was $133.2 million in fiscal year 2014. SG&A for fiscal year 2014 included $29.7 million of acquisition related transaction expenses, $27.7 million of which was related to announced transactions.
Losses on foreign currency were $14.0 million for fiscal year 2014 compared to $0.1 million in the prior year; the losses in 2014 were primarily driven by a hedge of the Canadian Dollar $320.0 million Golden Boy Foods purchase price.
Adjusted EBITDA was $344.5 million for fiscal year 2014, up $127.8 million compared to the prior year. Fiscal year 2014 included $159.4 million from acquisitions.
Other expense, net was $35.5 million for fiscal year 2014, primarily driven by mark to market adjustments and settlements on interest rate swaps.
For the fiscal year ended September 30, 2014, the net loss attributable to common stockholders was ($358.6) million, or ($9.03) per diluted common share. Adjusted net loss attributable to common stockholders was ($16.6) million, or ($0.42) per diluted common share.
Segment Results
For analysis purposes, net sales on a comparable basis is provided for the Michael Foods, Active Nutrition and Private Brands segments. Net sales on a comparable basis is the comparison of the net sales for the segment for the three month period ended September 30, 2014 to the net sales for the segment for the same three-month period in 2013, including net sales for the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses.
Post Foods
Post Foods includes the Post branded RTE cereal business.
Net sales for the fourth quarter were $248.5 million, a decline of $5.4 million, or 2.1%, compared to the prior year. Gross profit of $107.5 million increased $0.9 million, or 0.8%, compared to prior year. Gross margin of 43.3% was up approximately 130 basis points compared to prior year. SG&A of $53.4 million declined $1.9 million compared to prior year. Segment profit was $50.3 million, compared to $47.8 million in the prior year. Segment Adjusted EBITDA was $63.0 million, compared to $61.6 million in the prior year.
Net sales for the fiscal year were $963.1 million, a decrease of $19.7 million, or 2.0%, compared to the prior year. Gross profit declined $14.1 million to $408.2 million, with gross margin of 42.4%, down approximately 60 basis points compared to the prior year. SG&A declined from $220.8 million to $208.0 million for the fiscal year. Segment profit was $186.7 million and $187.4 million for fiscal years 2014 and 2013, respectively. Segment Adjusted EBITDA was $238.3 million and $246.2 million for fiscal years 2014 and 2013, respectively.
According to Nielsen, U.S. RTE cereal category dollars were down 4.6% and category pounds declined 4.2% for the 13 weeks ended September 27, 2014, compared to the prior year period. For the same time period, Post Foods’ U.S. dollar market share was 10.7%, up 0.5 share points compared to the year ago quarter, and Post Foods’ U.S. pounds share was 10.8%, up 0.4 share points compared to the year ago quarter. For the 52 weeks ended September 27, 2014, Post Foods’ U.S. dollar market share was

11.0%, up 0.6 share points compared to the prior year. For the same time period, Post Foods’ U.S. dollar consumption sales were up 1.0% compared to the prior year.
Post completed its final production run out of its Modesto, California facility at the end of August 2014 and is on track to achieve total net pretax annual cash savings of approximately $14.0 million, fully phased in with fiscal year 2015. Post Foods realized net pretax cash savings of approximately $2.8 million in fiscal year 2014 associated with the closure.
Michael Foods
Michael Foods manufactures and distributes value-added egg products and refrigerated potato products and distributes cheese and other dairy case products through the Papetti’s, All Whites, Better’n Eggs, Easy Eggs, Abbotsford Farms, Simply Potatoes and Crystal Farms brands across the foodservice, retail and food ingredient channels.
Net sales (including intersegment sales) were $534.3 million for the fourth quarter, and on a comparable basis, were up 9.7%, or $47.4 million, over the same period in 2013, with volume up 8.0%. Egg products sales were $393.0 million, up 7.3%, or $26.6 million, on a comparable basis, with volume up 7.9%. Refrigerated potato products sales were $46.6 million, up 12.8%, or $5.3 million, on a comparable basis, with volume up 9.9%. Cheese and other dairy case products sales were $94.7 million, up 19.6%, or $15.5 million, on a comparable basis, with volume up 4.3%.
Segment profit and segment Adjusted EBITDA for the fourth quarter were $29.9 million and $64.9 million, respectively. Segment profit for the fourth quarter was negatively impacted by an inventory adjustment of $1.1 million resulting from acquisition accounting.
Net sales (including intersegment sales) were $684.8 million for the fiscal year. Segment profit and segment Adjusted EBITDA for the fiscal year were $17.4 million and $79.5 million, respectively. Segment profit for the fiscal year was negatively impacted by an inventory adjustment of $16.9 million resulting from acquisition accounting.
Active Nutrition
Active Nutrition markets and distributes high protein shakes, bars and powders as well as nutrition supplements through the Premier Protein, Joint Juice, Dymatize and Supreme Protein brands.
Net sales were $98.8 million for fourth quarter 2014, up $84.9 million compared to reported prior year net sales of $13.9 million. On a comparable basis, net sales for the fourth quarter of 2014 were up 8.5%, or $7.7 million, over the same period in 2013. Segment (loss) profit was ($3.7) million and $1.0 million for fourth quarter 2014 and 2013, respectively. Segment Adjusted EBITDA was $2.4 million and $1.5 million for fourth quarter 2014 and 2013, respectively. Fourth quarter 2014 was negatively impacted by elevated expenses at Dymatize including supply chain disruption remediation expenses and higher expenses resulting from temporary co-manufactured production. Expenses at Dymatize are expected to continue to be elevated in the first half of fiscal 2015 and Dymatize is anticipated to underperform until the end of fiscal 2015.
For fiscal year 2014, net sales were $293.3 million, up $279.4 million compared to reported fiscal year 2013 net sales of $13.9 million. Segment (loss) profit was ($1.8) million and $1.0 million for fiscal year 2014 and 2013, respectively. Segment profit for fiscal year 2014 was negatively impacted by an inventory adjustment of $3.9 million resulting from acquisition accounting. Segment Adjusted EBITDA was $19.9 million and $1.5 million for fiscal year 2014 and 2013, respectively. Fiscal year 2014 was negatively impacted by supply chain disruptions at Dymatize, including disruption remediation expenses, lost profits on missed shipments and higher expenses resulting from temporary co-manufactured production.
Private Brands
Private Brands manufactures dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels.
Net sales were $137.5 million for the fourth quarter. On a comparable basis, net sales for the fourth quarter of 2014 were up 7.0%, or $9.0 million, over the same period in 2013. Segment profit and segment Adjusted EBITDA for fourth quarter 2014 were $8.1 million and $16.5 million, respectively.
For the fiscal year, net sales were $377.4 million. Segment profit and segment Adjusted EBITDA for the fiscal year were $14.8 million and $44.3 million, respectively. Segment profit for the fiscal year was negatively impacted by an inventory adjustment of $5.3 million resulting from acquisition accounting.

Attune Foods
Attune Foods manufactures and distributes branded and private label premium natural and organic cereals, snacks and granola through the Attune, Uncle Sam, Erewhon, Golden Temple, Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands.
Net sales (including intersegment sales) were $24.8 million for fourth quarter 2014, an increase of $0.6 million, or 2.5%, compared to prior year. Segment profit was $2.2 million and $2.9 million for fourth quarter 2014 and 2013, respectively. Segment Adjusted EBITDA was $3.9 million and $4.8 million for fourth quarter 2014 and 2013, respectively.
For fiscal year 2014, net sales (including intersegment sales) were $93.9 million, up $56.1 million compared to reported fiscal year 2013 net sales of $37.8 million. Segment profit was $8.7 million and $2.5 million for fiscal year 2014 and 2013, respectively. Segment profit for fiscal year 2013 was negatively impacted by an inventory adjustment of $1.4 million resulting from acquisition accounting. Segment Adjusted EBITDA was $15.7 million and $6.5 million for fiscal year 2014 and 2013, respectively.
Interest and Income Tax
Net interest expense was $60.4 million for the fourth quarter compared to $25.5 million for the prior year quarter. For the fiscal year ended September 30, 2014, net interest expense was $183.7 million, compared to $85.5 million for the fiscal year ended September 30, 2013. The increase for both the quarter and the fiscal year was driven by the issuance of $1,505.0 million in aggregate principal amount of senior notes in fiscal year 2014, as well as an increase in outstanding debt from the term loan, with a balance of $882.8 million, and the amortizing note portion of the tangible equity units, with a balance of $38.4 million.
Income tax benefit was ($42.3) million in the fourth quarter of fiscal 2014, compared to a benefit of ($0.2) million in the fourth quarter of fiscal 2013. The effective income tax rate was 12.8% for the fourth quarter of fiscal 2014. For the fiscal year ended September 30, 2014, the income tax benefit was ($83.7) million, an effective income tax rate of 19.6%, compared to an expense of $7.1 million and an effective income tax rate of 31.8% for the fiscal year ended September 30, 2013.
The effective income tax rate for both periods was adversely impacted by permanent differences incurred in the current year for certain items, including, but not limited to, nondeductible goodwill impairments and nondeductible acquisition transaction expenses, partially offset by the favorable impact of tax planning strategies implemented for certain acquisitions.
Update on Acquisitions
On October 1, 2014, Post announced the completion of the acquisition of the PowerBar and Musashi brands and related worldwide assets from Nestle S.A. In addition on November 3, 2014, Post announced the closing of the American Blanching Company acquisition, effective November 1, 2014.
Business Reorganization
On October 9, 2014, Post announced it had realigned its organization for fiscal 2015 and now operates three distinct groups: Consumer Brands, Michael Foods and Private Label. The Consumer Brands Group includes the Post Foods cereal and active nutrition brands of the Premier Nutrition and Dymatize businesses, as well as PowerBar and Musashi. The Michael Foods Group includes the Michael Foods egg, potato and cheese businesses as well as the Dakota Growers pasta business. The Private Label Group includes the Golden Boy and American Blanching peanut and tree nut butter and fruit and nut businesses, as well as the cereal, granola and snack businesses of Attune Foods. Post expects to incur one-time expenses between $5.0 million and $6.0 million in the first quarter of fiscal 2015 associated with this reorganization.
Outlook
Post management expects fiscal 2015 Adjusted EBITDA to be between $540.0 million and $580.0 million, with Adjusted EBITDA in the first quarter of fiscal 2015 expected to be between $115.0 million and $120.0 million. The primary items impacting Post management’s expectations of the first quarter of fiscal 2015 are:

•	Between $5.0 million and $6.0 million of expenses related to Post’s reorganization;

•	Direct and indirect costs at Michael Foods incurred for corrective actions in connection with isolated fourth quarter fiscal 2014 product quality issues of approximately $6.0 million; and

•	Weakness in RTE cereal net sales, which are expected to decline between $15 million and $20 million, compared to the first quarter of fiscal 2014.
Post management expects to meaningfully outperform the prior year on a comparable basis in the last nine months of fiscal 2015, resulting from the following key drivers:

•	Michael Foods will be cycling weak prior year periods with volumes continuing to grow while input costs moderate;

•	Phasing in anticipated synergies associated with Michael Foods;

•	RTE cereal Adjusted EBITDA is expected to be flat, as continued category volume declines will be offset by lower operational expenses; and

•	Progressive improvement in Dymatize’s results; lower dairy protein costs; and strong growth for protein shakes.

Post management expects fiscal 2015 capital expenditures to be between $115.0 million and $125.0 million. This reflects approximately $40.0 million related to growth activities, mostly at Michael Foods for projects carried over from the prior year which are expected to be completed in the first half of fiscal 2015. Maintenance capital expenditures are expected to be between $75.0 million and $85.0 million.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by the Post business.
Adjusted EBITDA and segment Adjusted EBITDA are non-GAAP measures which represent net earnings excluding income taxes, net interest expense, depreciation and amortization, non-cash stock based compensation, restructuring and plant closure costs, acquisition related transaction costs, integration costs, inventory valuation adjustments on acquired businesses, costs to effect Post’s separation from Ralcorp Holdings, Inc. (“Ralcorp”) and to establish stand-alone systems and processes, mark to market adjustments on commodity hedges, mark to market adjustments and settlements on interest rate swaps, losses on asset sales, gain on change in fair value of acquisition earn-out, losses on hedge of purchase price of foreign currency denominated acquisitions, legal settlement, gain from insurance proceeds, foreign currency gains and losses on intercompany loans and intangible asset impairments, if any. The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Variations of EBITDA may include, but are not limited to, further adjustments to the Company’s reported Adjusted EBITDA to give effect to the Company’s completed acquisitions as if all completed acquisitions were owned for the entire calculation period. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment.
Adjusted net earnings (loss) available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, restructuring and plant closure costs, acquisition related transaction costs, integration costs, inventory valuation adjustments on acquired businesses, mark to market adjustments and settlements on commodity hedges, mark to market adjustments on interest rate swaps, losses on asset sales, gain on change in fair value of acquisition earn-out, losses on hedge of purchase price of foreign currency denominated acquisitions, legal settlement, gain from insurance proceeds, foreign currency gains and losses on intercompany loans and intangible asset impairments, if any. The Company believes Adjusted net earnings (loss) available to common stockholders and Adjusted diluted earnings (loss) per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of Post’s financial results and could potentially distort the trends in business performance.
Total segment profit is a non-GAAP measure which represents the aggregation of the segment profit for each of Post’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
The calculations of Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit are not specified by United States generally accepted accounting principles. Post’s calculations of Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.

Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Tuesday, November 25, 2014 at 9:00 a.m. Eastern Time. During the call, Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will discuss the results for fourth quarter and fiscal year 2014 and fiscal year 2015 outlook and respond to questions.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 25920667. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.

A replay of the conference call will be available through Tuesday, December 2, 2014, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 25920667. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including our Adjusted EBITDA outlook for fiscal 2015, including that Adjusted EBITDA in the first quarter of fiscal 2015 is expected to be between $115.0 million and $120.0 million; expectations regarding the impact of certain items on the first quarter of fiscal 2015; expectations to meaningfully outperform the prior year on a comparable basis in the last nine months of fiscal 2015, including the drivers of the expected outperformance; capital expenditures expectations, including expectations for growth activities and maintenance; expected net pretax annual cash manufacturing cost savings related to Post’s Modesto, California facility closure; expectations regarding revenue and profit growth for Post Foods will be challenged in the medium to long-term; expectations regarding long-term growth opportunities for the active nutrition business; expectations regarding elevated expenses at Dymatize in the first half of fiscal 2015; expectations regarding Dymatize to underperform through the end of fiscal 2015 and expectations regarding one-time expenses associated with our business reorganization. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service outstanding debt or obtain additional financing, including unsecured debt; our ability to continue to compete in our product markets and our ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate and respond to changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts; legal and regulatory factors, including changes in advertising and labeling laws, food safety and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; our ability to recognize the expected benefits of the closing of the Modesto, California manufacturing facility; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension plans; loss of key employees; our ability to protect our intellectual property; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; our ability to successfully operate international operations in compliance with applicable regulations; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; business disruptions caused by information technology failures and/or technology hacking; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition, refrigerated and private label food categories. Post’s Consumer Brands portfolio spans from center-of-the-store to active nutrition, offering a broad range of choices to meet the taste and nutritional needs of a variety of consumers and includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®,

Honeycomb®, PowerBar®, Premier Protein®, Supreme Protein® and Dymatize®. Through its Michael Foods Group, Post supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013

Net Sales	$1,043.1	$291.7	$2,411.1	$1,034.1
Cost of goods sold	814.4	179.2	1,789.9	609.2
Gross Profit	228.7	112.5	621.2	424.9

Selling, general and administrative expenses	137.9	79.4	444.4	294.3
Amortization of intangible assets	32.0	4.7	70.8	14.6
Loss (Gain) on foreign currency	1.1	(0.2)	14.0	0.1
Restructuring expense	0.2	0.8	1.1	3.8
Impairment of goodwill and other intangible assets	295.6	2.9	295.6	2.9
Other operating expenses, net	2.5	0.5	3.0	1.4
Operating (Loss) Profit	(240.6)	24.4	(207.7)	107.8

Interest expense, net	60.4	25.5	183.7	85.5
Other expense, net	28.7	—	35.5	—
(Loss) Earnings before Income Taxes	(329.7)	(1.1)	(426.9)	22.3
Income tax (benefit) provision	(42.3)	(0.2)	(83.7)	7.1
Net (Loss) Earnings	(287.4)	(0.9)	(343.2)	15.2
Preferred stock dividends	(4.3)	(2.3)	(15.4)	(5.4)
Net (Loss) Earnings Available to Common Stockholders	$(291.7)	$(3.2)	$(358.6)	$9.8

Net (Loss) Earnings per Common Share:
Basic	$(5.86)	$(0.10)	$(9.03)	$0.30
Diluted	$(5.86)	$(0.10)	$(9.03)	$0.30

Weighted-Average Common Shares Outstanding:
Basic	49.8	32.7	39.7	32.7
Diluted	49.8	32.7	39.7	33.0

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2014	September 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$268.4	$402.0
Restricted cash	84.8	38.1
Receivables, net	413.7	83.2
Inventories	380.7	121.9
Deferred income taxes	27.0	11.9
Prepaid expenses and other current assets	44.4	11.0
Total Current Assets	1,219.0	668.1

Property, net	831.9	388.5
Goodwill	2,886.7	1,489.7
Other intangible assets, net	2,643.0	898.4
Deferred income taxes	—	2.4
Other assets	150.5	26.7
Total Assets	$7,731.1	$3,473.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$25.6	$—
Accounts payable	225.0	77.1
Other current liabilities	269.3	68.9
Total Current Liabilities	519.9	146.0

Long-term debt	3,830.5	1,408.6
Deferred income taxes	915.1	304.3
Other liabilities	182.4	116.3
Total Liabilities	5,447.9	1,975.2

Stockholders’ Equity
Preferred stock	0.1	—
Common stock	0.5	0.3
Additional paid-in capital	2,669.3	1,517.2
(Accumulated deficit) retained earnings	(305.7)	47.6
Accumulated other comprehensive loss	(27.6)	(13.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders’ Equity	2,283.2	1,498.6
Total Liabilities and Stockholders’ Equity	$7,731.1	$3,473.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2014	2013
Cash provided by (used in):
Operating activities	$183.1	$119.2
Investing activities, including capital expenditures of $115.5 and $32.8	(3,793.6)	(423.8)
Financing activities	3,484.2	648.8
Effect of exchange rate changes on cash and cash equivalents	(7.3)	(0.4)
Net (decrease) increase in cash and cash equivalents	$(133.6)	$343.8

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Net Sales
Post Foods	$248.5	$253.9	$963.1	$982.8
Michael Foods	534.3	—	684.8	—
Active Nutrition	98.8	13.9	293.3	13.9
Private Brands	137.5	—	377.4	—
Attune Foods	24.8	24.2	93.9	37.8
Eliminations	(0.8)	(0.3)	(1.4)	(0.4)
Total	$1,043.1	$291.7	$2,411.1	$1,034.1
Segment Profit (Loss)
Post Foods	$50.3	$47.8	$186.7	$187.4
Michael Foods	29.9	—	17.4	—
Active Nutrition	(3.7)	1.0	(1.8)	1.0
Private Brands	8.1	—	14.8	—
Attune Foods	2.2	2.9	8.7	2.5
Total segment profit	86.8	51.7	225.8	190.9
General corporate expenses and other	25.0	18.8	110.3	66.8
Accelerated depreciation on plant closure	1.2	4.8	8.0	9.6
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	13.1	—
Restructuring expenses	0.2	0.8	1.1	3.8
Impairment of goodwill and other intangible assets	295.6	2.9	295.6	2.9
Loss on assets held for sale	5.4	—	5.4	—
Interest expense	60.4	25.5	183.7	85.5
Other expense, net	28.7	—	35.5	—
(Loss) Earnings before Income Taxes	$(329.7)	$(1.1)	$(426.9)	$22.3

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Net (Loss) Earnings	(287.4)	(0.9)	(343.2)	15.2
Income tax (benefit) provision	(42.3)	(0.2)	(83.7)	7.1
Interest expense, net	60.4	25.5	183.7	85.5
Depreciation and amortization, including accelerated depreciation	61.9	22.6	155.8	76.8
Restructuring and plant closure costs	1.8	1.8	5.6	4.8
Non-cash stock-based compensation	3.5	2.6	14.5	10.5
Acquisition related transaction costs	1.4	2.0	27.7	2.7
Integration costs	1.1	—	5.3	—
Mark to market adjustments and settlements on interest rate swaps	28.7	—	35.5	—
Loss on assets held for sale	5.4	—	5.4	—
Gain on change in fair value of acquisition earn-out	(2.6)	—	(4.7)	—
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	13.1	—
Legal settlement	—	—	(2.0)	—
Mark to market adjustments on commodity hedges	9.3	(0.4)	9.8	0.9
Impairment of goodwill and other intangible assets	295.6	2.9	295.6	2.9
Inventory valuation adjustments on acquired businesses	1.1	—	26.1	1.4
Gain from insurance proceeds	(3.4)	—	(3.4)	—
Foreign currency loss on intercompany loans	0.8	—	0.8	—
Spin-Off costs/post Spin-Off non-recurring costs	2.0	1.3	2.6	8.9
Adjusted EBITDA	$137.3	$57.2	$344.5	$216.7
Adjusted EBITDA as a percentage of Net Sales	13.2%	19.6%	14.3%	21.0%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED SEPTEMBER 30, 2014
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit (Loss)	$50.3	$29.9	$(3.7)	$8.1	$2.2	$—	$86.8
General corporate expenses and other	—	—	—	—	—	(25.0)	(25.0)
Accelerated depreciation on plant closure	—	—	—	—	—	(1.2)	(1.2)
Restructuring expense	—	—	—	—	—	(0.2)	(0.2)
Impairment of goodwill and other intangible assets	(264.3)	—	(31.3)	—	—	—	(295.6)
Loss on assets held for sale	—	—	—	—	—	(5.4)	(5.4)
Operating (Loss) Profit	(214.0)	29.9	(35.0)	8.1	2.2	(31.8)	(240.6)
Depreciation and amortization, including accelerated depreciation	12.7	30.9	5.6	8.4	1.7	2.6	61.9
Restructuring and plant closure costs	—	—	—	—	—	1.8	1.8
Non-cash stock-based compensation	—	—	—	—	—	3.5	3.5
Acquisition related transaction costs	—	—	—	—	—	1.4	1.4
Integration costs	—	—	0.5	—	—	0.6	1.1
Loss on assets held for sale	—	—	—	—	—	5.4	5.4
Gain on change in fair value of acquisition earn-out	—	—	—	—	—	(2.6)	(2.6)
Mark to market adjustments on commodity hedges	—	5.8	—	—	—	3.5	9.3
Impairment of goodwill and other intangible assets	264.3	—	31.3	—	—	—	295.6
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	—	1.1
Gain from insurance proceeds	—	(3.4)	—	—	—	—	(3.4)
Foreign currency loss on intercompany loans	—	0.6	—	—	—	0.2	0.8
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	2.0	2.0
Adjusted EBITDA	$63.0	$64.9	$2.4	$16.5	$3.9	$(13.4)	$137.3
Adjusted EBITDA as a percentage of Net Sales	25.4%	12.1%	2.4%	12.0%	15.7%	—	13.2%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2014
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit (Loss)	$186.7	$17.4	$(1.8)	$14.8	$8.7	$—	$225.8
General corporate expenses and other	—	—	—	—	—	(110.3)	(110.3)
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	—	(13.1)	(13.1)
Accelerated depreciation on plant closure	—	—	—	—	—	(8.0)	(8.0)
Restructuring expense	—	—	—	—	—	(1.1)	(1.1)
Impairment of goodwill and other intangible assets	(264.3)	—	(31.3)	—	—	—	(295.6)
Loss on assets held for sale	—	—	—	—	—	(5.4)	(5.4)
Operating (Loss) Profit	(77.6)	17.4	(33.1)	14.8	8.7	(137.9)	(207.7)
Depreciation and amortization, including accelerated depreciation	51.6	41.1	17.0	24.2	7.0	14.9	155.8
Restructuring and plant closure costs	—	—	—	—	—	5.6	5.6
Non-cash stock-based compensation	—	—	—	—	—	14.5	14.5
Acquisition related transaction costs	—	—	0.3	—	—	27.4	27.7
Integration costs	—	—	0.5	—	—	4.8	5.3
Loss on assets held for sale	—	—	—	—	—	5.4	5.4
Gain on change in fair value of acquisition earn-out	—	—	—	—	—	(4.7)	(4.7)
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	—	—	13.1	13.1
Legal settlement	—	—	—	—	—	(2.0)	(2.0)
Mark to market adjustments on commodity hedges	—	6.9	—	—	—	2.9	9.8
Impairment of goodwill and other intangible assets	264.3	—	31.3	—	—	—	295.6
Inventory valuation adjustments on acquired businesses	—	16.9	3.9	5.3	—	—	26.1
Gain from insurance proceeds	—	(3.4)	—	—	—	—	(3.4)
Foreign currency loss on intercompany loans	—	0.6	—	—	—	0.2	0.8
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	2.6	2.6
Adjusted EBITDA	$238.3	$79.5	$19.9	$44.3	$15.7	$(53.2)	$344.5
Adjusted EBITDA as a percentage of Net Sales	24.7%	11.6%	6.8%	11.7%	16.7%	—	14.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED SEPTEMBER 30, 2013
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit	$47.8	$—	$1.0	$—	$2.9	$—	$51.7
General corporate expenses and other	—	—	—	—	—	(18.8)	(18.8)
Accelerated depreciation on plant closure	—	—	—	—	—	(4.8)	(4.8)
Restructuring expense	—	—	—	—	—	(0.8)	(0.8)
Impairment of goodwill and other intangible assets	(2.9)	—	—	—	—	—	(2.9)
Operating Profit	44.9	—	1.0	—	2.9	(24.4)	24.4
Depreciation and amortization, including accelerated depreciation	13.8	—	0.5	—	1.9	6.4	22.6
Restructuring and plant closure costs	—	—	—	—	—	1.8	1.8
Non-cash stock-based compensation	—	—	—	—	—	2.6	2.6
Acquisition related transaction costs	—	—	—	—	—	2.0	2.0
Mark to market adjustments on commodity hedges	—	—	—	—	—	(0.4)	(0.4)
Impairment of goodwill and other intangible assets	2.9	—	—	—	—	—	2.9
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	1.3	1.3
Adjusted EBITDA	$61.6	$—	$1.5	$—	$4.8	$(10.7)	$57.2
Adjusted EBITDA as a percentage of Net Sales	24.3%	—	10.8%	—	19.8%	—	19.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2013
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit	$187.4	$—	$1.0	$—	$2.5	$—	$190.9
General corporate expenses and other	—	—	—	—	—	(66.8)	(66.8)
Accelerated depreciation on plant closure	—	—	—	—	—	(9.6)	(9.6)
Restructuring expense	—	—	—	—	—	(3.8)	(3.8)
Impairment of goodwill and other intangible assets	(2.9)	—	—	—	—	—	(2.9)
Operating Profit	184.5	—	1.0	—	2.5	(80.2)	107.8
Depreciation and amortization, including accelerated depreciation	58.8	—	0.5	—	2.6	14.9	76.8
Restructuring and plant closure costs	—	—	—	—	—	4.8	4.8
Non-cash stock-based compensation	—	—	—	—	—	10.5	10.5
Acquisition related transaction costs	—	—	—	—	—	2.7	2.7
Mark to market adjustments on commodity hedges	—	—	—	—	—	0.9	0.9
Impairment of goodwill and other intangible assets	2.9	—	—	—	—	—	2.9
Inventory valuation adjustment on acquired business	—	—	—	—	1.4	—	1.4
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	8.9	8.9
Adjusted EBITDA	$246.2	$—	$1.5	$—	$6.5	$(37.5)	$216.7
Adjusted EBITDA as a percentage of Net Sales	25.1%	—	10.8%	—	17.2%	—	21.0%

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET (LOSS) EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Net (Loss) Earnings Available to Common Stockholders	$(291.7)	$(3.2)	$(358.6)	$9.8

Adjustments:
Restructuring and plant closure costs, including accelerated depreciation	3.0	6.6	13.6	14.4
Acquisition related transaction costs	1.4	2.0	27.7	2.7
Integration costs	1.1	—	5.3	—
Mark to market adjustments and settlements on interest rate swaps	28.7	—	35.5	—
Loss on assets held for sale	5.4	—	5.4	—
Gain on change in fair value of acquisition earn-out	(2.6)	—	(4.7)	—
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	13.1	—
Legal settlement	—	—	(2.0)	—
Mark to market adjustments on commodity hedges	9.3	(0.4)	9.8	0.9
Impairment of goodwill and other intangible assets	295.6	2.9	295.6	2.9
Inventory valuation adjustments on acquired businesses	1.1	—	26.1	1.4
Gain from insurance proceeds	(3.4)	—	(3.4)	—
Foreign currency loss on intercompany loans	0.8	—	0.8	—
Spin-Off costs/post Spin-Off non-recurring costs	2.0	1.3	2.6	8.9
Total Net Adjustments	342.4	12.4	425.4	31.2
Income tax effect on adjustments	(43.8)	(3.9)	(83.4)	(9.9)
Adjusted Net Earnings (Loss) Available to Common Stockholders	$6.9	$5.3	$(16.6)	$31.1

Weighted-Average Shares Outstanding - Diluted (1)	51.6	32.7	39.7	33.0

Adjusted Diluted Net Earnings (Loss) per Common Share	$0.13	$0.16	$(0.42)	$0.94

(1) The quarter ended September 30, 2014 includes 1.8 million incremental shares that were considered anti-dilutive for GAAP earnings for the quarter.